                                                                  Exhibit (a)(1)
                            CONCUR TECHNOLOGIES INC.


                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
              TO PURCHASE COMMON STOCK UNDER ELIGIBLE OPTION PLANS


                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
                   JANUARY 4, 2002 AT 9:00 PM., PACIFIC TIME,
                          UNLESS THE OFFER IS EXTENDED

     Concur Technologies, Inc. is offering to its employees the right to exchange outstanding options to purchase shares of our common stock having an exercise price greater than or equal to $1.30 per share for new stock options with a new exercise price (the "Stock Option Exchange Program"). Eligible options were originally granted under our 1994 Stock Option Plan, our 1998 Equity Incentive Plan (as amended, the "1998 Plan"), and our 1999 Stock Incentive Plan (the "1999 Plan" and, collectively with our 1994 Stock Option Plan and the 1998 Plan, the "Plans"). The new stock options will be granted under the 1998 Plan and/or the 1999 Plan, as determined by us in our discretion. If you wish to participate in the Stock Option Exchange Program, you may elect to exchange any options with an exercise price greater than or equal to $1.30 per share. However, if you choose to participate in the Stock Option Exchange Program, you must also exchange all stock options granted to you on or after June 3, 2001, even if those options have an exercise price less than $1.30 per share. Our non-employee directors and other non-employees are not eligible to participate in the Stock Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in the accompanying "Summary of Terms and Offer to Exchange" and "Letter of Transmittal (Election to Participate)." New options will be granted on the date designated by our Chief Executive Officer at least six months and one day after the date we cancel the options accepted for exchange, which we currently anticipate to be on or about July 5, 2002 (the "replacement grant date").

     Some key features of the new options will include:

     . the number of shares subject to each new option will be two-thirds the number of shares subject to each of your corresponding canceled options, subject to adjustments for any stock splits, stock dividends and similar events;

     . the exercise price of the new option(s) will equal the closing sale price of our common stock as reported on the Nasdaq National Market on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date);

     . the new option(s) will be either incentive or non-qualified stock options in accordance with the status of your corresponding canceled options and availability of incentive stock options under the 1998 Plan;

     . the term of the new option(s) will be ten years from the replacement grant date;

     . the new option(s) will vest according to a two and one-half year vesting schedule, beginning the replacement grant date, with 40% of your options vesting one year after the replacement grant date and 3.3334% of your options vesting each month thereafter; and

     . the other terms and conditions of the new option(s) will be substantially similar to those of the canceled option(s) under the 1998 Plan and/or 1999 Plan (a copy of each plan is attached as an exhibit to the Schedule TO filed with the Securities and Exchange Commission or is available upon request from our Human Resources Department).

     The terms of the offer exchange program are summarized in the accompanying "Summary Term Sheet and Offer to Exchange" document. We urge you to read the attached document carefully and in its entirety. This offer to exchange is subject to the terms and conditions described in this document.

     In order to receive the new option(s), you must still be employed with us on the replacement grant date, and your election to participate in the Stock Option Exchange Program does not in any way change your status as an at-will employee. In addition, we cannot guarantee you that you will receive new options in the Stock Option Exchange Program if a change of control of the Company occurs between the cancellation of your option(s) and the replacement grant date.

     We are implementing the Stock Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Stock Option Exchange Program will provide renewed incentives to our employees and that, for many eligible employees, the exchange will create a better opportunity to obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options.

     Although our board of directors has approved the Stock Option Exchange Program, neither we nor our board of directors makes any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to exchange your options.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "CNQR". On November 27, 2001, the last sale price of our common stock as reported on the Nasdaq National Market was $1.30 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

     You should direct questions about the Stock Option Exchange Program to Kyle Sugamele, Vice-President and General Counsel, by email at kyles@concur.com, or by telephone at (425) 497-7384. You should direct your requests for additional copies of this Offer to Exchange or the Letter of Transmittal (Election to Participate) to Kevin Cook of our Human Resources Department by email at kevinc@concur.com, or by telephone at (425) 497-6510.

                                   IMPORTANT

     If you wish to exchange your options, you must complete and sign the accompanying Letter of Transmittal (Election to Participate) in accordance with its instructions, and hand deliver it and any other required documents to Kevin Cook in our Human Resources Department. You may also send documents by fax at
(425) 702-0674 or by mail to Concur Technologies, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, Attention: Kevin Cook. Please allow sufficient time to ensure that we receive these documents by the deadline of 9:00 p.m. Pacific
                                                             -----------------
Time on January 4, 2002. If you send your documents by fax, please be sure to
-----------------------
get a confirmation of delivery. You do not need to return your existing stock option agreements and related forms to participate in the Stock Option Exchange Program.

     We are not aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Stock Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. With respect to employees resident in any foreign jurisdictions, the Stock Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the Stock Option Exchange Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Stock Option Exchange Program other than the information and representations contained in this document or in the accompanying Letter of Transmittal (Election to Participate). If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                                                  Exhibit (a)(1)


                            CONCUR TECHNOLOGIES INC.

                                   __________
                                   __________

                               Summary Term Sheet
                              and Offer to Exchange

                                   __________
                                   __________

                                December 3, 2001


                                          TABLE OF CONTENTS                                            Page

SUMMARY TERM SHEET......................................................................................  1

         General Questions About the Stock Option Exchange Program......................................  1
         Specific Questions About the Canceled Options..................................................  5
         Specific Questions About the New Options.......................................................  6

INTRODUCTION............................................................................................ 10

OFFER TO EXCHANGE: THE STOCK OPTION EXCHANGE PROGRAM.................................................... 10

         1.       Number Of Options; Expiration Date.................................................... 10
         2.       Purpose Of The Stock Option Exchange Program.......................................... 12
         3.       Procedures For Electing To Participate In The Stock Option
                  Exchange Program...................................................................... 13
         4.       Withdrawal Rights..................................................................... 14
         5.       Acceptance Of Options For Exchange And Issuance Of New Options........................ 14
         6.       Conditions Of The Stock Option Exchange Program....................................... 16
         7.       Price Range Of Common Stock Underlying The Options.................................... 18
         8.       Source And Amount Of Consideration; Terms Of New Options.............................. 19
         9.       Information Concerning The Company; Factors That You Should Consider
                  When Making Your Decision............................................................. 19
         10.      Interests Of Directors And Officers; Transactions And Arrangements
                  Concerning The Options................................................................ 22
         11.      Status Of Options Acquired By Us In The Stock Option Exchange Program; Accounting
                  Consequences of The Stock Option Exchange Program..................................... 23
         12.      Legal Matters; Regulatory Approvals................................................... 24
         13.      Material United States Income Tax Consequences........................................ 24
         14.      Material United Kingdom Tax Information............................................... 26
         15.      Extension Of The Stock Option Exchange Program; Termination; Amendment................ 26
         16.      Fees And Expenses..................................................................... 27
         17.      Additional Information................................................................ 27
         18.      Miscellaneous......................................................................... 28

                                       ii

                               SUMMARY TERM SHEET

     This section answers some of the questions that you may have about the Stock Option Exchange Program of Concur Technologies, Inc. (the "Company"). However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal (Election to Participate) because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Letter of Transmittal (Election to Participate). We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics summarized here.

            GENERAL QUESTIONS ABOUT THE STOCK OPTION EXCHANGE PROGRAM

1.   What is the Stock Option Exchange Program?

     We are offering to our employees the right to exchange outstanding options to purchase shares of our common stock that have an exercise price greater than or equal to $1.30 per share for new stock options with a new exercise price to be granted on the date designated by our Chief Executive Officer at least six months and one day after the date we cancel the options accepted for exchange. We currently anticipate that the replacement options will be granted on or about July 5, 2002. (Page 10)

2.   What securities are we offering to exchange?

     We are offering to exchange all outstanding options to purchase shares of our common stock having an exercise price greater than or equal to $1.30 per share granted under our 1994 Stock Option, our 1998 Equity Incentive Plan (as amended, the "1998 Plan"), and our 1999 Stock Incentive Plan (the "1999 Plan" and, collectively with our 1994 Stock Option Plan and the 1998 Plan, the "Plans") for new stock options under the 1998 Plan and/or the 1999 Plan, as determined by us in our discretion. If you wish to participate in the Stock Option Exchange Program, you may elect to exchange any options that have an exercise price greater than or equal to $1.30 per share. However, if you choose to participate in the Stock Option Exchange Program, you must also exchange all options granted to you on or after June 3, 2001, even if those options have an exercise price less than $1.30 per share. (Pages 10-12)

3.   Why is the Company implementing the Stock Option Exchange Program?

     We are implementing the Stock Option Exchange Program because a considerable number of our employees have vested and/or unvested stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer serve the incentive purpose for which they were granted. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options to purchase two-thirds the number of shares as the canceled options at a new price.

     The new options will be granted on the date (the "replacement grant date") designated by our Chief Executive Officer at least six months and one day from the date we cancel the options accepted for exchange (the "cancellation date"). The number of shares subject to each new option will be two-thirds the number of shares subject to each of your corresponding canceled options, subject to adjustments for any stock splits, stock dividends and similar events. The exercise price of the new options will be equal to the closing sale price of our common stock on the replacement grant date (or last trading day before the replacement grant date, if the market in our common stock is closed on such date).

     The Stock Option Exchange Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and, in turn, increase the value of our common stock for stockholders. While we hope that this program will improve the current "underwater" options situation, we cannot guarantee the outcome in light of the inherent risks of the volatile and unpredictable stock market. (Pages 12-13)

4.   Who is eligible to participate?

     All current employees of the Company who hold stock options with an exercise price greater than or equal to $1.30 per share under the Plans are eligible to participate in the Stock Option Exchange Program. Our non-employee directors and other non-employees are not eligible to participate in the Stock Option Exchange Program. (Pages 10-11)

5.   Are overseas employees eligible to participate?

     Employees located outside of the United States are eligible to participate in the Stock Option Exchange Program. Employees resident in foreign jurisdictions, such as the United Kingdom, should particularly note the special tax considerations described in Section 14. (Page 26)

6.   What do I need to do to participate in the Stock Option Exchange Program?

     To participate in the Stock Option Exchange Program, you must make a voluntary election that will become irrevocable by 9:00 p.m. Pacific Time on January 4, 2002, to cancel your outstanding stock option(s) in exchange for a new stock option(s) to be granted on the replacement grant date. If you wish to participate, you will be required to cancel all of your options granted on or after June 3, 2001, even if those options have an exercise price of less than $1.30 per share. If you submit your options granted on or after June 3, 2001 and those options have an exercise price of less than $1.30, then you will not receive a new stock option on the replacement grant date in exchange for those options even though you are required to submit them for cancellation in order to participate in the Stock Option Exchange Program.

     You must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that Kevin Cook in our Human Resources Department receives it no later than 9:00 p.m. Pacific Time on January 4, 2002. If possible, please hand deliver your form to Kevin Cook in our Human Resources Department. Otherwise, you can return your form by fax at (425) 702-0674 or by mail to Concur Technologies, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, Attention: Kevin Cook. Our Human Resources Department will send you a confirmation by e-mail promptly after receipt of your Letter of Transmittal (Election to Participate). However, if you submit your Letter of Transmittal (Election to Participate) shortly before the specified deadline, you may not receive your confirmation before the deadline. (Page 13)

7. Does the Stock Option Exchange Program extend to all of the Company's employee option plans?

     The Stock Option Exchange Program extends to options granted under each of the Plans. (Pages 10-11)

8.   Is this a repricing?

     No, this is not a stock option repricing. In a repricing, the exercise price of an employee's current options would be adjusted immediately. This would result in variable accounting treatment, and for financial reporting purposes, we would be required to record additional compensation expense each quarter until the repriced options were exercised, canceled or terminated. The result would be greater reported losses and lower reported earnings for the Company for several years. (Page 23)

9.   Why can't the Company just reprice my options?

     In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting charge consequences for companies that reprice options. As described in question 8, if we were to reprice options, we would need to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the common stock subject to the repriced options. As a result, a simple option "repricing" would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options. (Page 23)

10.  Why can't I just be granted additional new options?

     Because of the number of options currently outstanding, a grant of additional options to all of our employees holding stock options that have exercise prices significantly above our current and recent trading prices (known as "out-of-the-money" or "underwater" options) could be significantly dilutive to our current and future stockholders and could have a negative impact on our earnings per share. (Page 12-13)

11. If I decide to participate in the Stock Option Exchange Program, why am I required to cancel all my options granted after June 3, 2001?

     If you did not submit all of your options granted after June 3, 2001 along with your other options submitted for cancellation, the Stock Option Exchange Program could be considered an option "repricing" program, which, as discussed above, would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options. Please remember that, as described in Question 6, you will not receive a new stock option on the replacement grant date in exchange for those options with an exercise price less than $1.30 even though you are required to submit them for cancellation in order to participate in the Stock Option Exchange Program. (Page 23)

12. What is the deadline to elect to participate in the Stock Option Exchange Program, and how do I participate?

     The deadline to elect to participate in the Stock Option Exchange Program is 9:00 p.m. Pacific Time on January 4, 2002, unless we extend it. This means that Kevin Cook in our Human Resources Department must have your election form in his hands before that time. We may, in our discretion, extend the deadline to participate in the Stock Option Exchange Program at any time, but we cannot assure you that the Stock Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Stock Option Exchange Program, we will make an announcement of the extension no later than 9:00 a.m. on January 7, 2002, the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

     We reserve the right to reject any or all options submitted for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Stock Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Stock Option Exchange Program. (Page 13)

13. If I decide to participate in the Stock Option Exchange Program, what will happen to my current options?

     If you elect to participate in the Stock Option Exchange Program, the options you have elected to exchange will be canceled after 9:00 p.m. Pacific Time on January 4, 2002. (Page 23)

14.  What will happen if I do not turn in my form by the deadline?

     If you do not turn in your election form by the deadline, you will retain your existing options and will not participate in the Stock Option Exchange Program. Your existing stock options will remain unchanged with their original exercise price and original terms. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. (Page 13)

15. How do I withdraw from the Stock Option Exchange Program after I have submitted a Letter of Transmittal (Election to Participate)?

     To withdraw an election to exchange options, you must deliver to Kevin Cook in our Human Resources Department a completed Notice of Withdrawal (Election not to Participate) in the form accompanying this Offer to Exchange with the required information prior to 9:00 p.m. Pacific Time on January 4, 2002. If possible, please hand deliver your form to Kevin Cook in our Human Resources Department. Otherwise, you can return your form by fax at (425) 702-0674 or by mail to Concur Technologies, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, Attention: Kevin Cook. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6. (Page
14)

16. During what period of time may I withdraw a previous election to participate in the Stock Option Exchange Program?

     You may withdraw your election to participate in the Stock Option Exchange Program at any time before 9:00 p.m. Pacific Time on January 4, 2002. If we extend the Stock Option Exchange Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline. (Page 14)

17. Am I eligible to receive future grants of options during the following six-month period if I participate in the Stock Option Exchange Program?

     Because of unfavorable accounting charge consequences, participants in the Stock Option Exchange Program are not eligible to receive any additional stock option grants until after the replacement grant date. (Page 23)

18. Is there any tax consequence to my participation in the Stock Option Exchange Program?

     If you participate in the Stock Option Exchange Program, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new option(s) are granted. With regard to new incentive stock option(s), the tax aspects of such options will be the same as any other incentive stock options grant. With regard to new non-qualified stock option(s), the tax aspects of such options will be the same as any other non-qualified stock options grant. Those consequences are described in the Offer to Exchange. If you do not participate in the Stock Option Exchange Program, we do not believe that any of the terms of your existing stock option(s) will change. However, it is possible that the IRS could decide that your right to exchange your incentive stock option(s) under the Offer to Exchange is a "modification" of your incentive stock option(s), even though you will not have exchanged the option(s). A successful assertion by the IRS that an option is modified could extend the option's holding period to qualify for favorable tax treatment and cause a portion of an incentive stock option to be treated as a nonqualified stock option. (Pages 22 and 24)

     Special considerations apply to employees resident in the United Kingdom and other countries. (Page 26)

     We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and foreign tax consequences of participating in the Stock Option Exchange Program in your particular circumstances. (Page 26)


19. How should I decide whether or not to participate in the Stock Option Exchange Program?

     The decision to participate in the Stock Option Exchange Program must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options. (Pages 19-22)

20. What do we and our board of directors think of the Stock Option Exchange Program?

     Our board of directors approved the Stock Option Exchange Program, but neither we nor our board of directors makes any recommendation as to whether you should participate in the Stock Option Exchange Program. Our non-employee directors are not eligible to participate in the Stock Option Exchange Program.

21. What if my employment at the Company ends between the date of this Offer to Exchange and the replacement grant date?

     Your employment with us is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. If your employment with the Concur Technologies, Inc. or one of its subsidiaries is terminated by you or us voluntarily, involuntarily or for any reason or no reason, before your new option(s) are granted, you will not have a right to any stock option(s) that were previously canceled, and you will not have a right to the grant that would have been issued on the replacement grant date. Therefore, if you are not continuously employed by Concur Technologies, Inc. or one of our subsidiaries from the date of this Offer to Exchange through the replacement grant date, you will not receive new option(s) or any other consideration in exchange for your canceled option(s). (Pages 10 and 14)

22.  What are the conditions to the Stock Option Exchange Program?

     The implementation of the Stock Option Exchange Program is not conditioned upon a minimum number of options being canceled. The Stock Option Exchange Program is subject to a number of other conditions, including the conditions described in Section 6. (Pages 15-17)

23. What happens if the Company is subject to a change in control before the new options are granted?

     If a change of control of the Company occurs before we issue the replacement options, we cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, will agree to assume existing options and therefore assume the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before the replacement options are granted. In addition, the announcement of a change of control transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Stock Option Exchange Program.

     In the event of a sale of some of our assets such as a division or a part of the Company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the Stock Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your canceled options.

     We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders. (Pages 15 and 22)

                  SPECIFIC QUESTIONS ABOUT THE CANCELED OPTIONS

24.  Which options can be canceled?

     Only options with an exercise price greater than or equal to $1.30 per share may be tendered for exchange in connection with the Stock Option Exchange Program. You may voluntarily elect to cancel one or more options with an exercise price greater than or equal to $1.30. However, if you choose to participate in the Stock Option Exchange Program, you must exchange all options granted to you on or after June 3, 2001 even if those options have an exercise price of less than $1.30 per share. Please remember that, as described in Question 6, you will not receive a new stock option on the replacement grant date in exchange for those options with an exercise price less than $1.30 even though you are required to submit them for cancellation in order to participate in the Stock Option Exchange Program. (Page 10)

25.  If I have multiple options, can I choose which options I want to cancel?

     You may choose to cancel one or more options if such options were granted to you prior to June 3, 2001 and such options have an exercise price greater than or equal to $1.30 per share. Inclusion of such grants is entirely at your discretion. However, if you wish to participate in the Stock Option Exchange Program, you must cancel all options granted to you on or after June 3, 2001, regardless of exercise price. Please remember that, as described in Question 6, you will not receive a new stock option on the replacement grant date in exchange for those options with an exercise price less than $1.30 even though you are required to submit them for cancellation in order to participate in the Stock Option Exchange Program.

     Options granted to you on the same date are considered a single option grant, regardless of whether the grant was structured under one or more option agreements. If you wish to cancel any part of an option grant, you must cancel all options included as part of such option grant. (Pages 10-11)

26.  Can I elect to cancel options that I have already exercised?

     No. The Stock Option Exchange Program only pertains to options; it does not apply in any way to shares already purchased upon the exercise of options. If you exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to inclusion in the Stock Option Exchange Program. However, if you exercised an eligible option in part, the remaining outstanding unexercised portion of the option is subject to inclusion in the Stock Option Exchange Program and may be tendered for exchange and cancellation.

27.  Can I cancel an option grant only as to certain shares?

     No, you cannot cancel an outstanding option in part. By way of example, if you have an option for 1,000 shares granted in May 2000 and for 500 shares granted in April 2001, you could elect to cancel both, either or neither of these grants. You could not elect to cancel just 500 shares of the May 2000 grant, or any other partial cancellation of either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion. You are permitted to exercise the vested portion of an option and tender the balance for exchange and cancellation. (Page
11)

28. If my option is split between an incentive stock option and a nonqualified stock option because my original grant exceeded the $100,000 limit on incentive stock options, can I cancel one part of this option but not the other?

     You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Stock Option Exchange Program. (Page 11)

29. If I choose to participate in the Stock Option Exchange Program, what will happen to my options that will be canceled?

     If you elect to participate in the Stock Option Exchange Program, then on 9:00 p.m., Pacific Time, on January 4, 2002, we will cancel all of your outstanding options with an exercise price greater than or equal to $1.30 per share that you have elected to cancel, plus any other options that were granted on or after June 3, 2001, regardless of exercise price. Please remember that, as described in Question 6, you will not receive a new stock option on the replacement grant date in exchange for those options with an exercise price less than $1.30 even though you are required to submit them for cancellation in order to participate in the Stock Option Exchange Program. You will not be eligible to be granted further options after the cancellation date until the replacement grant date. (Pages 14-15)

30. Will the shares subject to canceled options be returned to the pool of shares available for future grant under the plans?

     Yes. The shares of common stock subject to those options canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the Plans. (Page 23)

                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

31.  When will we grant the new options?

     We will grant the new options on the replacement grant date. If we cancel options elected for exchange on January 4, 2002, the replacement grant date of the new options will be on or after July 5, 2002. (Pages 14-15)

32.  What will be the share amount of the new options?

     Employees who participate in this program will receive a new option on the replacement grant date in exchange for an eligible canceled option. The number of shares subject to each new option will be two-thirds the number of shares subject to each of your corresponding eligible canceled options, subject to adjustments for any stock splits, stock dividends and similar events. Each new option grant will be granted under the 1998 Plan and/or the 1999 Plan, as determined by us in our discretion, pursuant to a new option agreement between you and us. Separate canceled options will be consolidated into a single new option grant. (Page 10)

33. Why is the Company granting new options on an exchange ratio equal to two new options for every three canceled options?

     Because of the number of stock options that have exercise prices significantly above our current and recent trading prices (known as "out of the money" or "underwater" options), a grant of new options on a one-to-one ratio for each canceled option would be significantly dilutive to our current and future stockholders and could negatively impact our relations with stockholders. While neither we nor our board of directors makes any recommendation as to whether you should participate in the Stock Option Exchange Program, our board of directors believes that the proposed exchange ratio will appropriately balance our need to create incentives for our employees and to increase the value of our common stock for stockholders over time. While we hope that this program will improve the current "underwater" options situation, we cannot guarantee the outcome in light of the inherent risks of the volatile and unpredictable stock market. (Pages 14-15)

34.  What will be the exercise price of the new options?

     The exercise price of the new options will be the closing sales price of our common stock as reported on the Nasdaq National Market on the replacement grant date. Because the replacement grant date is more than six months after the date we cancel the options accepted for exchange and the price of our stock on the stock market is volatile, the new option(s) may have a higher exercise price than your current option(s). We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. (Pages 14-15)

35.  What will be the vesting schedule of the new options?

     All new options granted in this program will have the same vesting schedule. Each new option will be subject to two and one-half year vesting, with 40% of the new option vesting one year after the new grant date and 3.3334% of the new option vesting monthly thereafter. (Page 15)

36. If my current option(s) are incentive stock options, will my new option(s) be incentive stock options?

     Generally, yes. If the canceled option was an incentive stock option, each corresponding new option will be granted as an incentive stock option, but only to the extent "incentive stock treatment" is available for such new option(s) and to the extent there are incentive stock options available under the 1998 Plan. However, we cannot guarantee that your new option will be an incentive stock option, even if your canceled option(s) were incentive stock option(s). (Pages 19 and 24)

37. If no options are available under the 1998 Plan, what will happen to my new stock options?

     To the extent incentive stock options are not available under the 1998 Plan, canceled options will be exchanged for new options issued under the 1999 Plan. New options issued under the 1999 Plan will be non-qualified stock options regardless of whether your canceled options were incentive stock options. We anticipate that there will be sufficient options available under the 1998 Plan to issue new options that are incentive stock options in exchange for canceled incentive stock options. However, we cannot guarantee that there will be sufficient options available under the 1998 Plan to exchange your current incentive stock option for a new incentive stock option. (Page 15)

38.  What will be the terms and conditions of the new options?

     The terms and conditions of the new options will be substantially similar as canceled options under the 1998 Plan and/or 1999 Plan, except that vesting will be over two and one-half years and the exercise price will be different. The new options will have a new ten-year term, starting on the replacement grant date. If you are unfamiliar with any of the terms of an option granted under either the 1998 or 1999 Plans, please refer to the copy of the 1998 and 1999 Plans provided to you or contact Kevin Cook in our Human Resources Department for copy of either plan or accompanying prospectuses at kevinc@concur.com or
(425) 497-6510. (Pages 10 and 15)

39. Why won't the Company grant the new options immediately after it cancels the options accepted for exchange?

     If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings until these new options are exercised, canceled or terminated. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record this compensation expense. (Page 23)

40.  Can I have an example?

     The following is a representative example for a hypothetical employee. Your situation is likely to vary in significant respects.

     Assumption for Existing Options:
       Grant Date:                                  April 14, 2000
       Shares subject to original stock option:     1000 shares
       Original stock option exercise price:        $10.00
       Original Vesting Schedule:                   25% of the shares vest on
                                                    April 14, 2001, and 1/36th
                                                    (2.7778%) of the shares vest
                                                    monthly thereafter
       Shares vested on the cancellation date:      416
       Shares that would be vested by the
         replacement grant date:                    541
       Shares vesting each month:                   20.833
     Potential New Replacement Option:
       Replacement grant date:                      On or about July 5, 2002
       Shares subject to new option:                666
       Hypothetical closing stock price on the
         replacement grant date:                    $2.00
       Shares vested One Year from
         the replacement grant date:                266
       Shares vesting each month thereafter:        22.2

     Based on the assumptions above, for the sake of illustrating the Stock Option Exchange Program, we would cancel your original stock option on January 4, 2002. On the replacement grant date, which would be on or after July 5, 2002, you would receive a new option for 666 shares. Based on the purely hypothetical stock price of $2.00 on that date, your new exercise price would be $2.00. Your new option would be vested with respect to 266 shares one year after the replacement grant date, with an additional 22.2 shares vesting each month thereafter until the new option is fully vested.

41. What happens if these new options end up "underwater" after the replacement grant date?

     We are implementing the Stock Option Exchange Program at this time due to the unusual stock market conditions that have affected many companies throughout the country. Therefore, this is intended to be a one-time offer and we do not expect to implement such a program in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is below the trading price of our common stock for some period of time after the grant date of the new options. However, we can provide no assurance as to the price of our common stock at any time in the future.

42.  What do I need to do to participate in the Stock Option Exchange Program?

     As described in the answer to Question 6, to participate, you must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that Kevin Cook in our Human Resources Department receives it no later than 9:00 p.m. Pacific Time on January 4, 2002. If possible, please hand deliver your form to Kevin Cook in our Human Resources Department. Otherwise, you can return your form by by fax at (425) 702-0674 or by mail to Concur Technologies, Inc., 6222 185/th/ Avenue NE, Redmond, Washington 98052, Attention: Kevin Cook. (Pages 13)

                                  INTRODUCTION

     Concur Technologies, Inc. is offering to its employees the right to exchange all outstanding options to purchase shares of our common stock having an exercise price greater than or equal to $1.30 per share granted under the Plans for new stock options that we will grant under the 1998 Plan and/or the 1999 Plan, as determined by us in our discretion. If you wish to participate in the Stock Option Exchange Program, you may elect to exchange any options that have an exercise price greater than or equal to $1.30 per share. However, if you choose to participate in the Stock Option Exchange Program, you must exchange all options granted to you on or after June 3, 2001, even if those options have an exercise price of less than $1.30 per share. If you submit your options granted on or after June 3, 2001 and those options have an exercise price of less than $1.30, then you will not receive a new stock option on the replacement grant date in exchange for those options even though you are required to submit them for cancellation in order to participate in the Stock Option Exchange Program. Our non-employee directors are not eligible to participate in the Stock Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal (Election to Participate). Grants of new options will be made on the date appointed by the Chief Executive Officer at least six months and one day from the date we cancel the options accepted for exchange, which is expected to be July 5, 2002. The Stock Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange, however, you cannot elect to cancel and exchange only a part of an outstanding option. The Stock Option Exchange Program is subject to conditions, which we describe in Section 6 of the Offer to Exchange.

     In order to receive the new option, you must still be employed with us on the replacement grant date, and your election to participate in the Stock Option Exchange Program does not in any way change your status as an at-will employee. In addition, we cannot guarantee you that you will receive a new option in the Stock Option Exchange Program if a change of control of the Company occurs between the cancellation of your options and the replacement grant date.

     We are implementing the Stock Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Stock Option Exchange Program will provide renewed incentives to our employees and that, for many eligible employees, the exchange will create a better opportunity to potentially obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options.

     As of November 30, 2001, options to purchase 6,741,545 shares of our common stock were issued and outstanding under the Plans. These options had exercise prices ranging from $0.13 to $44.50. All of these options that have an exercise price greater than or equal to $1.30 per share, except those held by our non-employee directors or other non-employees, are eligible to participate in the Stock Option Exchange Program. All options we accept in this program will be canceled and retired. The shares of common stock subject to those options canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under each corresponding stock option or incentive plan.

              OFFER TO EXCHANGE: THE STOCK OPTION EXCHANGE PROGRAM

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date", as defined below, for new stock options to purchase common stock under the 1998 Plan and/or the 1999 Plan, as determined by us in our discretion. If your options are properly elected and accepted for exchange, you will be entitled to receive one new stock option to purchase the number of shares of our common stock that is equal to two-thirds the number of shares subject to each of your corresponding eligible canceled options, subject to adjustments for any stock splits, stock dividends and similar events. The new option will be subject to the terms of the 1998 Plan and/or 1999 Plan, pursuant to a new option agreement between us and you.

     To the extent incentive stock options are not available under the 1998 Plan, eligible canceled options will be exchanged for new options issued under the 1999 Plan. New options issued under the 1999 Plan will be non-qualified stock options regardless of whether your canceled options were incentive stock options. We anticipate that there will be sufficient options available under the 1998 Plan to issue new options that are incentive stock options in exchange for eligible canceled incentive stock options. However, we cannot guarantee that there will be sufficient options available under the 1998 Plan to exchange your current incentive stock option for a new incentive stock option. Moreover, we reserve the right to issue new options from the 1998 Plan and/or the 1999 Plan, at our discretion.

     Any current employee of the Company who holds stock options under the Plans that have exercise prices above $1.30 per share is eligible to participate in the Stock Option Exchange Program. Any employee whose employment with us has been terminated, whether voluntarily or involuntarily, is not eligible to participate in the Stock Option Exchange Program, irrespective of the effective date of such termination. Our non-employee directors and other non-employees are not eligible to participate in the Stock Option Exchange Program.

     IF YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE YOUR OPTION(S) THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

     Special considerations may apply to employees resident in foreign jurisdictions, such as the United Kingdom, including the tax consequences discussed in Section 14 below.

     If you wish to participate in the Stock Option Exchange Program, you may elect to cancel any options that have an exercise price greater than or equal to $1.30 per share. However, if you choose to participate in the Stock Option Exchange Program, you must cancel all options granted to you on or after June 3, 2001, even if those options have an exercise price less than $1.30 per share. If you submit your options granted on or after June 3, 2001 and those options have an exercise price of less than $1.30, then you will not receive a new stock option on the replacement grant date in exchange for those options even though you are required to submit them for cancellation in order to participate in the Stock Option Exchange Program. If you elect to cancel an option, it must be canceled as to all shares that are outstanding under the option grant. An option cannot be partially canceled.

     The term "expiration date" means 9:00 p.m., Pacific Time, on January 4,
                                      --------------------------------------
2002, unless and until we, in our discretion, have extended the period of time
----
during which you may elect to participate in the Stock Option Exchange Program, in which event the term "expiration date" refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the expiration date.

     We will notify you of such action, and extend the expiration date for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

     .   the amount of consideration offered for the options;

     . the number of options eligible to be elected for exchange in the Stock Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Stock Option Exchange Program immediately prior to the increase; or

     . the period in which you may participate in the Stock Option Exchange Program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15.

     For purposes of the Stock Option Exchange Program, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.   PURPOSE OF THE STOCK OPTION EXCHANGE PROGRAM.

     We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in the Company, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

     Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are implementing the Stock Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our common stock for our current stockholders.

     Because of the number of options currently outstanding, a grant of additional options to all our employees holding "out-of-the-money" options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

     CONSIDERING THE INHERENT RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, WE CANNOT GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

     Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no formal plans or proposals that relate to or would result in:

     . an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us (however, we expect to consider such matters from time to time);

     . any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     .   any other material change in our corporate structure or business;

     . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     . the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

     . the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under the Plans or purchases made under our employee stock purchase plan) in an amount that is material to us (however, we expect to consider such matters from time to time); or

     . any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

     Neither we nor our board of directors makes any recommendation as to whether you should elect to participate in the Stock Option Exchange Program, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Stock Option Exchange Program.

3.   PROCEDURES FOR ELECTING TO PARTICIPATE IN THE STOCK OPTION EXCHANGE
PROGRAM.

     Proper Exchange Of Options. To elect to participate in the Stock Option Exchange Program, you must, in accordance with the terms of the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal (Election to Participate), or a facsimile of the letter, along with any other required documents. Kevin Cook in our Human Resources Department must receive all of the required documents before the expiration date. If possible, please hand deliver your form to Kevin Cook in our Human Resources Department. Otherwise, you can return your form by fax at (425) 702-0674 or by mail to Concur Technologies, Inc., 6222 185/th/ Avenue NE, Redmond, Washington 98052,
Attention: Kevin Cook. Please allow sufficient time to ensure that we receive these documents no later than January 4, 2002.
                -----------------------------

     If you do not turn in your election form by the deadline, then you will not participate in the Stock Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

     The method of delivery of all documents, including the Letter of Transmittal (Election to Participate) and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

     Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Stock Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Stock Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Stock Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Stock Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes An Agreement. Your election to participate in the Stock Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Stock Option Exchange Program. Our acceptance for cancellation of the options elected for exchange by you pursuant to the Stock Option Exchange Program (discussed in Section 5 below) will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Stock Option Exchange Program.

     Subject to our rights to extend, terminate and amend the Stock Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

     You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

     You have the right to withdraw the options you have elected to cancel at any time before 9:00 p.m. Pacific Time on January 4, 2002. If we extend the time during which you may elect to participate in the Stock Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. In addition, if we do not accept your options for participation in the Stock Option Exchange Program before January 30, 2002, the 40th business day from the commencement of the Stock Option Exchange Program, you may withdraw such options at any time after January 30, 2002.

     To withdraw options, you must deliver a written Notice of Withdrawal (Election not to Participate) with the required information included, while you still have the right to withdraw the election to participate in the Stock Option Exchange Program. We recommend that you hand deliver the Notice of Withdrawal (Election not to Participate) to Kevin Cook in our Human Resources Department. Otherwise, you can return your form by by fax at (425) 702-0674 or by mail to Concur Technologies, Inc., 6222 185/th/ Avenue NE, Redmond, Washington 98052,
Attention: Kevin Cook. A form of Notice of Withdrawal (Election not to Participate) accompanies this Offer to Exchange. The Notice of Withdrawal (Election not to Participate) must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who has elected to participate in the Stock Option Exchange Program (and who subsequently elects to withdraw his or her options from the Stock Option Exchange Program) must sign the Notice of Withdrawal (Election not to Participate) exactly as such option holder's name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to action such capacity must be indicated on the Notice of Withdrawal (Election not to Participate).

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly submitted for participation in the Stock Option Exchange Program, unless you properly re-submit those options before the expiration date by following the procedures described in Section 3.

     Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal (Election not to Participate), nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly submitted for exchange and not validly withdrawn before the expiration date. If your eligible options are properly submitted for exchange on or prior to January 4, 2002 and accepted for exchange, you will be granted a new stock option on the replacement grant date, which will be on or after July 5, 2002. If we extend the date by which we must accept and cancel options properly submitted for exchange, you will be granted a new stock option on the date designated by our Chief Executive Officer at least six months and one day after the extended date.

     If we accept options you submitted to exchange in the Stock Option Exchange Program, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid recording a compensation expense because of accounting rules that could apply to these interim option grants as a result of the Stock Option Exchange Program.

     For purposes of the Stock Option Exchange Program, we will be deemed to have accepted for exchange eligible options that are validly submitted for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that your new option agreement(s) will be delivered to you within three weeks of the replacement grant date. You will need to sign and return your new option agreement(s) before you will be able to exercise the new options.

     Your new option will entitle you to purchase two-thirds the number of shares subject to each of your corresponding canceled options, subject to adjustments for any stock splits, stock dividends and similar events. Your new option will vest according to a two and one-half year vesting schedule, beginning the replacement grant date, with 40% of your option vesting one year after the replacement grant date and 3.3334% of your option vesting each month thereafter. Your new option will have a ten-year term, starting on the replacement grant date.

     To the extent incentive stock options are not available under the 1998 Plan, eligible canceled options will be exchanged for new options issued under the 1999 Plan. New options issued under the 1999 Plan will be non-qualified stock options regardless of whether your eligible canceled options were incentive stock options. We anticipate that there will be sufficient options available under the 1998 Plan to issue new options that are incentive stock options in exchange for canceled incentive stock options. However, we cannot guarantee that there will be sufficient options available under the 1998 Plan to exchange your current incentive stock option for a new incentive stock option. Moreover, we reserve the right to issue new options from the 1998 Plan and/or the 1999 Plan, at our discretion.

     Your employment with the Company is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with the Company or one of its subsidiaries is terminated by you or the Company voluntarily, involuntarily, or for any reason or no reason, before your new option is granted, you will not have a right to any stock options that were
                       --------
previously canceled, and you will not have a right to any grant that would have
                             --------
been granted on the replacement grant date. If you are not an employee of the Company or one of our subsidiaries from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of a new option in exchange for your canceled options that have been accepted for exchange. You also will not receive any other consideration for your canceled options if you are not an employee from the date you elect to participate in the Stock Option Exchange Program through the date we grant the new options.

     In the event of a sale of some of our assets such as a division or a part of the Company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the Stock Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your canceled options.

     We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before the replacement options are granted. In addition, the announcement of a change of control transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Stock Option Exchange Program.

     We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

6.    ADDITIONAL CONDITIONS OF THE STOCK OPTION EXCHANGE PROGRAM.

      Notwithstanding any other provision of the Stock Option Exchange Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Stock Option Exchange Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after December 3, 2001 and prior to the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the Stock Option Exchange Program or to accept and cancel options submitted to us for exchange:

(i) any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Stock Option Exchange Program, the acquisition of some or all of the options submitted to us for exchange pursuant to the Stock Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Stock Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the Stock Option Exchange Program;

(ii) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Stock Option Exchange Program or the Company or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      . make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the Stock Option Exchange Program or otherwise relates in any manner to the Stock Option Exchange Program;

      . delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

      . materially impair the benefits that we believe we will receive from the Stock Option Exchange Program; or

      . materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(iii) there has occurred:

      . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      . the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     . the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

     . any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

     . any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Stock Option Exchange Program;

     . in the case of any of the foregoing existing at the time of the commencement of the Stock Option Exchange Program, a material acceleration or worsening thereof; or

     . any decline in either the Nasdaq National Stock Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 3, 2001;

(iv) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Stock Option Exchange Program;

(v) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

     . any person, entity or "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
         Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before December 3, 2001;

     .   any such person, entity or group that has filed a Schedule 13D or
         Schedule 13G with the Securities and Exchange Commission on or before December 3, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

     . any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(vi) any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or our subsidiaries that, in our reasonable judgment, is or may be material to the Company or our subsidiaries.

     The conditions to the Stock Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Stock Option Exchange Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any other rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock has been quoted on the Nasdaq National Market System under the symbol "CNQR" since our initial public offering on December 16, 1998. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market:

                                                                 High         Low
                                                                ------     ----------
        Fiscal 1999
            First Quarter (starting December 16, 1998)          $45.125    $19.50
            Second Quarter                                       45.125     25.00
            Third Quarter                                        55.00      24.4375
            Fourth Quarter                                       41.0625    21.9375

        Fiscal 2000
            First Quarter                                        34.625     10.125
            Second Quarter                                       32.00      15.0625
            Third Quarter                                        17.4375     4.125
            Fourth Quarter                                        6.875      2.15625

        Fiscal 2001
            First Quarter                                         3.4375     1.03125
            Second Quarter                                        2.00       0.3125
            Third Quarter                                         1.69       0.328125
            Fourth Quarter                                        1.57       0.67

        Fiscal 2002
            First Quarter (through November 27, 2001)             1.36       0.74

     We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Stock Option Exchange Program.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. We will issue new options to purchase common stock under the 1998 Plan and/or the 1999 Plan, as determined by us in our discretion, in exchange for outstanding eligible options properly submitted and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to two-thirds the number of shares subject to each of your corresponding canceled options, subject to adjustments for any stock splits, stock dividends and similar events. You cannot cancel one part of an option that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option. It cannot be separated for purposes of this program. The shares of common stock subject to options canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the Plans. Options to purchase a maximum of approximately 4,494,588 shares will be granted under the Stock Option Exchange Program, if the maximum number of eligible options are surrendered for cancellation.

     Terms Of New Options. The new stock options to be granted will be issued under the 1998 Plan and/or the 1999 Plan, as determined by us in our discretion. We will issue a new option agreement to each option holder who receives a new option on the replacement grant date. Except for the new exercise price and the new vesting schedule, the terms and conditions of the new options will be substantially similar to those canceled options from the 1998 Plan and/or 1999 Plan. The terms and conditions of the 1998 Plan and 1999 Plan are summarized in the applicable prospectuses prepared by us. The new options will have a new ten-year term, starting on the replacement grant date. You may obtain copies of each of these prospectuses and the 1998 Plan and 1999 Plan as indicated below.

     The terms and conditions of current options under the Plans are set forth in the respective Plans and the stock option agreement(s) you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you. You may obtain copies of each of these prospectuses and the Plans as indicated below.

     Important Note: The statements in this Offer to Exchange concerning the Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the form of stock option agreements under the Plans.

     Please contact Kevin Cook in our Human Resources Department at kevinc@concur.com or (425) 497-6510, to receive a copy of the Plans, prospectuses or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

9. INFORMATION CONCERNING THE COMPANY; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.

Overview

     We are a leading provider of Corporate Expense Management software and services that automate costly and inefficient business processes. Our software and services are sold through a direct sales organization as well as indirect channels and include Concur Expense(TM) for travel and entertainment expense management, Concur Payment(TM) for employee requests for vendor payments, and Concur Time(TM) for time tracking and reporting. These software products are designed to meet the needs of businesses of all sizes through license and application service provider ("ASP") models.

     Since our inception, we have incurred significant losses, and as of September 30, 2001, we had an incurred cumulative losses of $200.5 million. We have not achieved profitability on a quarterly or annual basis. We expect to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, will need to generate significant revenue to achieve and maintain profitability.

     We were originally incorporated in the state of Washington on August
19, 1993 and operations commenced during 1994. On November 25, 1998, we were reincorporated in the State of Delaware and completed an initial public offering on December 16, 1998. We completed our initial public offering and our common stock began trading on the Nasdaq National Stock Market in December 1998. Our principal executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052. Our telephone number is (425) 702-8808.

     Additional information about Concur Technologies, Inc. is available from the documents described in Section 17. The financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2000 and our quarterly report on Form 10-Q for the quarter ended June 30, 2001 are incorporated herein by reference. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov (or http://www.sec.gov/cgi-bin/srch-edgar).

Selected Financial Data

     The following table summarizes certain of our consolidated financial data.

                      Condensed Consolidated Balance Sheet
                             (dollars in thousands)

                                                     September 30, 2001    September 30, 2000
                                                     ------------------    ------------------
ASSETS

Current assets
Cash, cash equivalents and marketable securities          $  26,715              $  56,242
Accounts receivable, net                                      6,211                 11,317
Prepaid expenses and other current assets                       918                  2,505
                                                          ---------              ---------
     Total current assets                                    33,844                 70,064
Equipment and furniture, net                                  6,706                 10,469
Other assets                                                    433                  1,135
                                                          ---------              ---------
Total assets                                              $  40,983              $  81,668
                                                          =========              =========

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities                  $  11,283              $  13,410
Current portion of long term liabilities                      1,697                  5,298
Deferred revenues                                             5,118                  3,905
                                                          ---------              ---------
Total current liabilities                                    18,098                 22,613
Long term liabilities                                           108                  2,042

Stockholders' equity
Common stock, $0.01 par value:
     Authorized shares - 60,000,000
     Issued and outstanding shares - 25,814,422 and
     25,088,081 shares at September 30, 2001 and
     September 30, 2000, respectively                       223,245                222,577
Deferred stock compensation                                      --                   (179)
Accumulated deficit                                        (200,468)              (165,385)
                                                          ---------              ---------
Total stockholders' equity                                   22,777                 57,013
Total liabilities and stockholders' equity                $  40,983              $  81,668
                                                          =========              =========

Consolidated Statement of Operations
                      (in thousands, except per share data)

                                              Three months ended September 30,     Twelve months ended September 30,
                                              --------------------------------     --------------------------------
                                                   2001                 2000              2001              2000
                                                   ----                 ----              ----              ----
Revenues:
Licenses                                         $ 3,113             $  2,444          $ 12,489          $ 14,852
ASP                                                1,696                  442             4,623               926
Services                                           6,008                6,053            22,407            21,146
                                                 -------             --------          --------          --------
Gross revenues                                    10,817                8,939            39,519            36,924
Sales returns & allowances                            --                 (700)              215            (2,900)
                                                 -------             --------          --------          --------
Net revenues                                      10,817                8,239            39,734            34,024

Cost of revenues:
Licenses                                             146                  233               584             1,323
ASP                                                2,545                  919             8,933             2,493
Services                                           3,427                5,058            14,398            22,361
                                                 -------             --------          --------          --------
Total cost of revenues                             6,118                6,210            23,915            26,177
                                                 -------             --------          --------          --------

Gross profit                                       4,699                2,029            15,819             7,847

Operating expenses:
Sales & marketing                                  5,433                8,090            24,622            38,556
Research & development                             2,966                5,202            16,449            31,212
General & administrative                           1,791                2,991            10,729            14,795
Merger & acquisition cost                             --                   --                --            (1,240)
Restructuring and other                              (72)                  --               266             3,407
                                                 -------             --------          --------          --------
Total operating expenses                          10,118               16,283            52,066            86,730
                                                 -------             --------          --------          --------
Loss from operations                              (5,419)             (14,254)          (36,247)          (78,883)
Other income, net                                    134                  736             1,164             3,228
                                                 -------             --------          --------          --------
Net loss                                         $(5,285)            $(13,518)         $(35,083)         $(75,655)
                                                 =======             ========          ========          ========

Basic and diluted net loss per share             $ (0.20)            $  (0.54)         $  (1.37)         $  (3.15)

Shares used in computation of basic and
diluted net loss per share                        25,814               25,025            25,574            23,980

Factors That You Should Consider When Making Your Decision

     In addition to the risks described under the caption "Factors that May Affect Future Results" in our annual report on Form 10-K for the fiscal year ended September 30, 2000, filed with the Securities and Exchange Commission on December 29, 2000 and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 14, 2001, you should carefully consider the risks and uncertainties described below and the other information in this Offer to Exchange before deciding whether to participate in the Stock Option Exchange Program. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov (or http://www.sec.gov/cgi-bin/srch-edgar).

     The value of our common stock fluctuates significantly, which could result in an exercise price for your replacement option that is the same as or greater than your existing option. The market price of our common stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors' results of operations and announcements of expected future results, changes in prices of our or our competitors' products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our product and general market conditions or market conditions specific to particular industries. As a result, the exercise price of an option received under the Stock Option Exchange Program may be greater than the exercise price of your current option. In addition, the announcement of a change of control transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Stock Option Exchange Program.

     If you are not employed by the Company on the replacement grant date, you will not receive a replacement option. In order to receive new options in exchange for your canceled options you must be employed by the Company on the replacement grant date. If you elect to participate in the Stock Option Exchange Program and are no longer employed by the Company on the replacement grant date, you will not receive new options or any other consideration in exchange for your canceled options, including any shares subject to those options that may be vested at the time of cancellation.

     If there is a change of control of the Company, you may not receive a replacement option. In the event of a change of control of the Company occurring before the replacement grant date, we cannot guarantee that the acquiring company would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if there is a change of control of the Company before the replacement grant date, even if you are vested with respect to some or all of the option at this time. In addition, the announcement of a change of control transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Stock Option Exchange Program.

     This Stock Option Exchange Program is subject to regulatory approval and may be delayed, modified or even canceled. This Stock Option Exchange Program is subject to regulatory approval. Regulators may, in their sole discretion, delay, modify or terminate this Stock Option Exchange Program. Should the cancellation date of the options submitted for exchange be delayed by regulators for any reason, the replacement grant date would also be delayed which could result in an exercise price for your replacement option that is the same as or greater than your existing option due to the fluctuation in our stock price between the cancellation date and the actual replacement grant date. The terms of this program may also be altered by regulators, which may reduce or eliminate any potential benefits or advantages provided by the Stock Option Exchange Program. Finally, regulators may terminate this program prior to the issuance of any new options, which may result in your not receiving a replacement option.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     The directors and executive officers of the Company and their positions and offices as of December 3, 2001 are set forth in the following table:

Name                     Position
------                   ------------

Steven Singh             President, Chief Executive Officer and
                         Chairman of the Board of Directors

Stephen Yount            Chief Operating Officer

Michael Hilton           Chief Technology Officer, Director

Rajeev Singh             Executive Vice President, Sales, Marketing and Services

John Adair               Chief Financial Officer

Kyle Sugamele            Vice President, General Counsel and Corporate Secretary

Scott Schwisow           Vice President of ASP Operations

Simon Nelson             Vice President of EMEA Operations

Donna Hilty              Vice President of Human Resources

Norman Fogelsong         Director

Michael Levinthal        Director

Russell Fradin           Director

William Hannon           Director

     The address of each director and executive officer is c/o Concur Technologies, Inc., 6222 185/th/ Avenue NE, Redmond, Washington 98052.

     As of November 30, 2001, our executive officers and directors (13 persons) as a group held options to purchase a total of 1,832,200 shares of our common stock that have an exercise price greater than or equal to $1.30. These options represented approximately 39% of the shares subject to all our outstanding options that are eligible for exchange under the Stock Option Exchange Program. Please see the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on January 26, 2001, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of January 10, 2001. Agreements with our executive officers and directors are described or filed in our filings with the Securities and Exchange Commission, including our quarterly reports. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov (or http://www.sec.gov/cgi-bin/srch-edgar). There were no transactions involving "subject securities," within the meaning of Regulation M-A as promulgated under the Securities Exchange Act, by our executive officers and directors within the 60 days prior to the commencement of the Stock Option Exchange Program. None of our non-employee directors are eligible to participate in the Stock Option Exchange Program.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE STOCK OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE STOCK OPTION EXCHANGE PROGRAM.

     The shares of common stock subject to those options canceled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the Plans.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Stock Option Exchange Program because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the closing market price of the common stock on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date).

     If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would be amortized over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     Except as noted below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Stock Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Stock Option Exchange Program to accept options elected for exchange is subject to conditions, including the conditions described in Section 6. With respect to employees resident in foreign jurisdictions, including the United Kingdom, the Stock Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdictions.

13.  MATERIAL UNITED STATES INCOME TAX CONSEQUENCES.

     The following is a general summary of the material income tax consequences of the exchange of options pursuant to the Stock Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

Incentive Stock Options

     If you exchange your current incentive stock options for new incentive stock options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or at the date of grant of the new options. With regard to the new incentive stock options, the tax aspects of such options will be the same as any other incentive stock option grant. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept this offer. However, if you choose not to accept the Offer to Exchange, it is possible that the Internal Revenue Service would decide that your right to exchange your incentive stock options under the Offer to Exchange is a "modification" of your incentive stock options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option's holding period to qualify for favorable tax treatment and cause a portion of the incentive stock option to be treated as a nonqualified stock option. The applicable income tax rules can be complicated and may depend on your individual circumstances, so we recommend that you consult with your own tax advisor to determine the tax consequences of the Offer to Exchange and the sale of the common stock that you will receive when you exercise any of your unchanged existing stock options.

     Options granted under the Stock Option Exchange Program as incentive stock options will be granted as such to the extent "incentive stock option" treatment is available for such new option. If your new options are considered incentive stock options, under current law you would not have realized taxable income when the new options were granted to you and, you generally will not realize taxable income when you exercise the new option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the new option, which is generally determined as of the date you exercise the new option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in the Plans and new option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying". The disposition of the common stock is qualifying if it is made: (a) at least two years from the date the incentive stock option was granted and (b) at least one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised an incentive stock option is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the Incentive Stock Option in cash.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

Non-qualified Stock Options

     If you exchange your current non-qualified stock option for a new non-qualified stock option or otherwise receive a non-qualified stock option, under current law, you will not realize taxable income upon the grant of the new non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

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     The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and/or foreign tax consequences of participating in the Stock Option Exchange Program in your particular circumstances.

14.  MATERIAL UNITED KINGDOM INCOME TAX INFORMATION

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

     In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contributions ("NICs") based on the employee's earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted to employees after 5 April 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into an agreement with each employee providing that the employee will meet the employer's NIC liability in such circumstances. If you choose to exchange your existing options for new options, the Company and its subsidiaries will require that you agree to absorb the employer's NIC liability on option exercise and to enter into a joint election to be submitted to the Inland Revenue which will provide that you will pay any NIC liability arising on the exercise of the new options which may be granted to you. You may wish to take this into consideration when deciding whether to tender existing options. It is the Company's understanding that you will be entitled to deduct the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the new options.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the tender offer.

     We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and/or foreign tax consequences of participating in the Stock Option Exchange Program in your particular circumstances.

15.  EXTENSION OF THE STOCK OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

     We also expressly reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the Stock Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Stock Option Exchange Program.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Stock Option Exchange Program in any respect.

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     Amendments to the Stock Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., on January 7, 2002, the next business day after the last previously scheduled or announced expiration date. Any amendment of the Stock Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Stock Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

     If we materially change the terms of the Stock Option Exchange Program or the information concerning the Stock Option Exchange Program, or if we waive a material condition of the Stock Option Exchange Program, we will extend the expiration date. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the expiration date following a material change in the term of the Stock Option Exchange Program or information concerning the Stock Option Exchange Program will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will extend the deadline to participate in the Stock Option Exchange Program for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

     .   the amount of consideration offered for the exchanged options;

     . the number of options eligible to be elected for exchange in the Stock Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Stock Option Exchange Program immediately prior to the increase; or

     . the period in which you may participate in the Stock Option Exchange Program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

16.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the Stock Option Exchange Program.

17.  ADDITIONAL INFORMATION.

     We recommend that, in addition to this Offer to Exchange and Letter of Transmittal (Election to Participate), you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Stock Option Exchange Program:

     .   our annual report on Form 10-K for the fiscal year ended September 30,
2000, filed with the Securities and Exchange Commission on December 29, 2000;

     .   our quarterly report on Form 10-Q for the fiscal quarter ended June 30,
2001, filed with the Securities and Exchange Commission on August 14, 2001;

     .   the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on January 26, 2001;

     .   the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on December 7, 1998, including any amendments or reports we file for the purpose of updating that description; and

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

     .   all documents subsequently filed by us, during the pendency of the
Offer to Exchange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

     The Securities and Exchange Commission file number for all of these filings is 000-25137. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CNQR", and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

         Nasdaq Operations
         1735 K Street, N.W.
         Washington, D.C. 20006

     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

         Concur Technologies, Inc.
         6222 185/th/ Avenue N.E.
         Redmond, Washington 98052
         Attention: Kevin Cook

     You may also make a request by telephone at (425) 497-6510 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about the Company should be read together with the information contained in the documents to which we have referred you.

18.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Stock Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. With respect to employees resident in foreign jurisdictions, including the United Kingdom, the Stock Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdictions.

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     We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the Stock Option Exchange Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Stock Option Exchange Program other than the information and representations contained in this document or in the accompanying Letter of Transmittal (Election to Participate). If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Concur Technologies, Inc.
December 3, 2001

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